Exhibit 99.2

Prepared Remarks for Third Quarter Fiscal Year 2012 Results
Issued August 1, 2012

Introduction

About These Remarks
As previously announced Green Mountain Coffee Roasters, Inc. (GMCR) will be discussing its third quarter fiscal year 2012 financial results with analysts and investors in a conference call and live webcast available via the Internet beginning at 5:00 p.m. ET today, August 1, 2012. The following commentary is provided by management in conjunction with GMCR’s third quarter fiscal year 2012 results press release and conference call. These remarks represent management’s current views on the Company’s financial and operational performance as of the date of these remarks. These remarks are provided in advance of the conference call to make efficient use of investors and analysts’ time but will not be read on the live conference call. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com.

Conference Call and Live Webcast

The conference call is accessible via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm as are accompanying supplemental slides.  The Company archives the latest conference call for a period of time on its website. A replay of the conference call will also be available by telephone at (719) 457-0820, Passcode 5540931 from 9:00 p.m. ET on Wednesday, August 1, 2012 through 9:00 p.m. ET on Sunday, August 5, 2012.

Third Quarter Fiscal Year 2012 Business Overview
(Supplemental to the third quarter fiscal year 2012 earnings press release issued August 1, 2012)

GMCR remains focused on its value drivers and its enabling initiatives, which we believe will allow the Company to continue to build the value of our enterprise. The Company believes its value drivers include:

1.	Supporting brewer adoption both at home and away from home;
2.	Increasing the opportunities for single-serve pack consumption;
3.	Leveraging our multi-channel distribution;
4.	Scaling our business to meet demand; and,
5.	Enhancing our geographic presence and the strength of our flagship brands.

GMCR Q3 2012 Prepared Remarks	P. 2 of 5
Supporting Brewer Adoption
We estimate that the combination of brewer shipments from GMCR and its licensed partners resulted in shipments of 1.5 million Keurig® Single Cup Brewers in the third quarter of fiscal year 2012. Of the total, 1.4 million brewers were shipped by GMCR. The remainder were shipments of third-party brewers, marketed and sold by our licensed partners Breville Group Limited (Breville® brand), Conair (Cuisinart® brand) and Jarden (Mr. Coffee® brand). Brewer shipments do not account for consumer returns to retailers.
Vue®

Keurig® Vue® brewers and Vue® packs are currently available at most specialty retail and mass partners, including Bed, Bath & Beyond, Kohl’s, Target and Wal-Mart, as well as on GMCR’s consumer-direct websites www.keurig.com and www.greenmountaincoffee.com. After launching for sale in March 2012 with 32 beverage varieties, GMCR’s consumer-direct websites added 18 new Vue® varieties in the fiscal third quarter bringing the total to 50. The product is performing in-line with our initial expectations and we’re moving forward with our previously announced intentions to introduce subsequent models with lower price points. In addition, we remain on-track to debut our Vue® brewer with RFID technology for the Away From Home channel this fall. Shipments of Keurig® Vue® brewers in the quarter were not material.

Increasing Single-Serve Pack Consumption
GMCR’s aim is to have a brewer on every counter and a beverage for every occasion. Essential to the fulfillment of that strategy is our alignment with strong coffee and beverage brands to support a range of consumer choice and taste profiles. In addition, our new beverage development group’s focus is on new product innovations that generate additional interest and enthusiasm for the system.
Partnerships
We continue to meet all of our volume commitments for our licensed beverage partners and continue to introduce expanded varieties into new channels for them. Of note this quarter, we worked with Starbucks to successfully launch Starbucks® K-Cup® packs in the Away From Home channel and Starbucks retail stores in the U.S. and Canada. In addition, we worked with Dunkin’ Donuts to introduce new Mocha K-Cup® packs for a limited time exclusively at participating Dunkin' Donuts restaurants nationwide. We also began the sell-in of our licensed line of Eight O’Clock® coffees in K-Cup® packs. Based on very positive trade response, we expect four varieties to be in broad distribution this fall.

Brew Over Ice
We kicked off a variety of Brew Over Ice promotional campaigns in May. They are targeted heavily on in-store promotions and shopper marketing initiatives to drive Brew Over Ice trial, and we received strong merchandising support from our retailers. In support of those campaigns, in early May we introduced two new varieties under The Original Donut Shop™ Sweet & Creamy Brew Over Ice coffee line, bringing together dairy, coffee and sweetener in a single-serve pack for the first time in an iced beverage.

GMCR Q3 2012 Prepared Remarks	P. 3 of 5
Wellness Brewed™
In early July we successfully launched Vitamin Burst™, GMCR’s first iced fruit brew. Each 8-oz. serving of Vitamin Burst™ is naturally sweetened, caffeine-free, contains no artificial colors or flavors, and is high in antioxidant vitamin C. Vitamin Burst™ is currently available in two fruit flavors: Strawberry Pomegranate and Acai Berry. During its first full week of sales, the two flavors achieved the #2 and #4 overall respective positions in unit sales on www.greenmountaincoffee.com.

Toward the end of our fiscal year 2012, we expect to introduce additional Wellness Brewed™ beverages intended to address a variety of consumer wellness goals. Our focus is to deliver delicious, high quality fruit brews, coffees, and teas, each specifically formulated to address those goals.
Leveraging our Multi-Channel Distribution
The goal of our multi-channel distribution strategy is to ensure consumers can purchase single-serve packs wherever they shop. We estimate consumers can purchase a Keurig® brewing system in more than 48,000 points of distribution, and virtually all of our major retailers are expanding their assortment of Keurig® K-Cup® packs. Following is a summary of some of the progress made during our fiscal third quarter.
Grocery
We continue to expand distribution as well as increase shelf space for new varieties within existing stores. According to SymphonyIRI Group, Inc. (IRI) data, the single cup segment continues to be the primary growth driver of the coffee category, as well as with the tea and hot cocoa categories. For the 12 weeks ending June 10, 2012, single cup coffee dollar sales grew 100.3% over the same year ago period, representing 15.3% of coffee category sales, while the coffee category grew 11.1%. The single cup sub-category, including all beverages, was the fastest growing sub-category overall in dollar sales growth within total U.S. grocery.

Also according to IRI data, 12-count single-serve packs sold by GMCR achieved an ACV (all commodity volume) of 94% nationwide with an average of 21 items per store in U.S. grocery stores for the 12-weeks ended June 10, 2012. ACV and item count was higher in the Northeast, with 100% ACV and an average of 40 items per store, compared to the West, where ACV was 92%, with an average of 16 items per store.

Department, Specialty, Mass Retailers and Wholesale Clubs
We saw continued growth of Keurig® Single Cup Brewing system adoption through the third quarter of fiscal year 2012 as evidenced by data from NPD Group. Keurig® was the number two selling coffee maker brand based on unit sales. In the same period, the Keurig® Single Cup Brewing system’s unit share (excluding licensed partners) grew to 24.7%, an increase of 49% from its share of 16.6% in fiscal year 2011. Finally, Keurig® Single Cup Brewers were the top four bestselling coffee makers and had 5 total in the top 10, including Vue®, during the Company’s fiscal third quarter by dollar sales. In fact, in its first partial quarter of sales, NPD notes that Vue® was the bestselling brewer in its price range by 2x that of its closest competitor in the overall brewer and espresso maker category.
(Note: NPD data does not include all retailers, and is estimated to represent 35%-40% of the total coffee maker opportunity.)

GMCR Q3 2012 Prepared Remarks	P. 4 of 5
Away From Home
The Away From Home segment of our business is both a significant profit contributor and a “trial generator” helping us encourage At Home adoption. Third-party research conducted on behalf of the Company indicates that after “word of mouth,“ trial in Away From Home is the second leading reason why consumers purchase a Keurig® brewer for their home. However, this segment is experiencing continued growth driven by product and marketing programs geared toward small, medium and large offices and workplaces throughout North America. During our third quarter of fiscal year 2012 the Away From Home business experienced 41% growth in brewer placements versus a year ago. Keurig® Away From Home brewers are sold by Keurig® Authorized Distributors, direct to end users on our consumer-direct websites and in retail locations such as Staples and Office Depot.

Consumer Direct

Our consumer-facing websites are often the initial gateway consumers use to learn about the Keurig® system. Additionally, our websites are leading e-commerce platforms enabling many of our consumers to purchase their Keurig® product needs conveniently. For instance, through the first three quarters of fiscal year 2012 www.keurig.com had 18 million unique visitors and 2.6 million web orders.

Scaling our Business to Meet Demand
GMCR currently operates production/distribution facilities in Castroville, California; Knoxville, Tennessee; Essex, Waterbury and Williston, Vermont; Sumner, Washington; Toronto, Ontario; and, Montreal, Quebec. The Company also conducts research and development activities in facilities in Reading, Wakefield and Woburn, Massachusetts; and in Waterbury, Vermont. Our expanded plant operations in Essex, Vermont have begun initial production and operations in Windsor, Virginia will be ready for fall production ahead of anticipated Holiday 2012 demand.

Enhancing Our Geographic Presence and Strength of our Core Brands
We continue to make excellent progress with brewer adoption in Canada. According to sell-through data from retailers reporting to NPD Group for the period April through June 2012, Keurig® Single Cup Brewers (excluding licensed partners) were the top-ranked coffee maker brand in Canada based on dollar sales, with Keurig®’s dollar share of all coffee makers increasing to 34% compared to 22.5% in the same period in the prior year. Keurig® was the second- ranked brewer in the region based on unit sales, with unit sales increasing to 20.7% share from 12.1% share in the same period in the prior year. With our success in Canada, we continue to evaluate the potential of opportunities outside North America.

GMCR Q3 2012 Prepared Remarks	P. 5 of 5

Forward-Looking Statements

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Generally, these statements may be identified by the use of words such as “may,” “will,” “would,” “expect,” “should,” “anticipate,” “estimate,” “believe,” “forecast,” “intend,” “plan” and similar expressions intended to identify forward-looking statements. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the ability to maximize or successfully assert our intellectual property rights, the success of introducing and producing new product offerings, ability to attract and retain senior management, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber-attacks, and other risks described in the Company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.